UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 22, 2021

Qumu Corporation
(Exact name of Registrant as Specified in its Charter)

Minnesota
(State Or Other Jurisdiction Of Incorporation)

000-20728	41-1577970
(Commission File Number)	(I.R.S. Employer Identification No.)

400 S 4th Street, Suite 401-412
Minneapolis, MN	55415
(Address Of Principal Executive Offices)	(Zip Code)

(612) 638-9100
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01	QUMU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Items under Sections 1 through 4 and 6 through 8 are not applicable and therefore omitted.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.

Qumu Corporation (the “Company”) has hired Rose Bentley in the newly created position of Chief Operating Officer, reporting to the Company’s President and Chief Executive Officer. Mr. Bentley’s first day of employment was March 22, 2021 and the Company issued a press release regarding her appointment on March 30, 2021.

Prior to joining the Company, Ms. Bentley, age 37, was the Chief of Staff, and Head of Partners at Teradata Corporation (NYSE: TDC), a multi-cloud enterprise data warehouse platform provider. In her role at Teradata, Ms. Bentley was responsible for strategic planning, superior customer experience, organizational growth, the partner team and sales optimization for the organization. From February 2017 to June 2019, Ms. Bentley was the Senior Vice President of Sales and General Manager North America of CloudCherry, a customer experience management (CEM) company that provided customer journey mapping, out-of-the-box integrations, and predictive analytics, and was acquired by Cisco Systems, Inc. (Nasdaq: CSCO) in October 2019. In her role with CloudCherry, Ms. Bentley provided strategic leadership and management of CloudCherry’s North American brand from sales and marketing team recruitment to innovative go-to-market strategy development and product line launch. From February 2015 to July 2017, Ms. Bentley was the Vice President, Global Sales and Customer Success at NICE Satmetrix, part of NICE (Nasdaq:NICE), the worldwide leading provider of both cloud and on-premises enterprise software solutions. In this role at Nice Satmetrix, Ms. Bentley had responsibility for direct global sales and sales operations and created a customer success organization to build mid-market sales and increase retention of largest/enterprise customers. Ms. Bentley was promoted to Vice President, Global Sales and Customer Success at NICE Satmetrix after serving as Senior Director, Global Sales and Customer Success of Satmetrix from February 2014 to July 2015.

Under the terms of the offer letter, Ms. Bentley’s annual base salary will be $300,000, payable according to the Company’s regular payroll practices. Ms. Bentley will be eligible to participate in the Company’s annual company bonus plan, which is a cash incentive program based upon the Company’s achievement of specific annual performance goals as determined by the Compensation Committee. For 2021, Ms. Bentley will be eligible for a bonus of 40% of her base salary at the target level of achievement of the performance goals to be specified by the Compensation Committee, pro-rated for the 2021 calendar year. In addition, Ms. Bentley is eligible for a target commission of 40% of her base salary based on meeting quota from existing customers plus growth of existing accounts targeted for the year, provided that if she exceeds quota, she will be entitled to additional incentive compensation consistent with the applicable commission plan then in effect. Ms. Bentley will also participate in the Company’s 401(k) plan and health, dental, disability and life insurance and other benefit plans on the same basis as other employees of the Company.

In connection with her hiring, Ms. Bentley was granted a restricted stock unit for 40,000 shares of the Company’s common stock under the Company’s Second Amended and Restated 2007 Stock Incentive Plan (the “2007 Plan”). The restricted stock unit will vest and be settled in equal annual installments over a four-year period corresponding to her hire date and otherwise have terms consistent with the 2007 Plan and the Company’s standard form of restricted stock unit award agreement.

Additionally, Ms. Bentley entered into the Company’s current form of letter agreement relating to severance and change of control benefits (the “letter agreement”) in substantially the form attached as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated February 21, 2013 and summarized therein, except that the periods for base salary continuation, payment of the short-term incentive amounts and COBRA coverage are six months, and the specified change in control payment is 50% of the sum of her annual base salary and her target bonus in effect. Except with respect to this letter agreement, Ms. Bentley’s employment with the Company is “at will.” Ms. Bentley also entered into the Company’s standard agreement with employees governing assignment of inventions, confidential information and non-competition.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description
10.1
Form of Letter Agreement Regarding Severance and Change In Control Benefits between Qumu Corporation (incorporated by reference to form of agreement attached as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated February 21, 2013).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QUMU CORPORATION

	By:	/s/ David G. Ristow
David G. Ristow
Chief Financial Officer

Date: March 30, 2021